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                                                           EXHIBIT 1

                                   INAME Corporation
                               3800 Howard Hughes Pkwy.
                                      Suite 900
                                 Las Vegas, NV 89109
                                     (702) 791-3388
                                   FAX: (720) 791-1922



     February 27, 1997

     VIA:  FEDERAL EXPRESS
     ---------------------
     Neil Koffler
     Scott Bommer
     SC Fundamental
     712 Fifth Avenue, 19th Floor
     New York, NY  10019

     Re: Revision of Certain Terms and Conditions for the 11% Secured Convertible Notes Due 1999 ("Notes")

     Gentlemen:

     Reference is hereby made to the (i) Note Purchase Agreement, dated January 23, 1996 (as amended as of the date hereof, the "Note Purchase Agreement"), among INAMED Corporation (the "Company") and the purchasers of the Company's 11% Secured Convertible Notes due 1999 (the "Notes") party thereto, (ii) Indenture dated January 2, 1996 (as amended as of the date hereof, the "Indenture") between the Company and Santa Barbara Bank & Trust, as Trustee, governing the terms of the Notes and (iii) Escrow Agreements, each dated as of January 2, 1996 (as amended as of the date hereof, the "Escrow Agreements"), between the Company and Santa Barbara Bank & Trust, as Escrow Agent. Capitalized terms use herein not otherwise defined shall have the meaning ascribed thereto in the Indenture.

     The Company is hereby requesting that the Holders agree to a restructuring of the Company's Indebtedness held by the Holders in order to accomplish the following (a) conclude the existence of the Escrow Agreements which contained an original termination date of January 22, 1997, unless amended by the Company and the Trustee, which amendment needed to be consented to by the Holders of 66 2/3rds of the outstanding Notes; (b) return the escrowed funds to the Holders thus, reducing the Company's interest expenses; and (c) resolve Note Purchase Agreement issues and amendments to the Indenture that are in the best interest of both the Company and the Holders. Each Escrow Agreement has previously been extended to March 5, 1997, as a result of receiving approval of the Holders of 66 2/3rds of the outstanding Notes.
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     The Company hereby requests consent from the Holders to instruct the
     Escrow Agent to maintain the escrowed funds by accepting instructions to continue the Escrow Agreement until the date upon which all documents necessary to effect the transactions contemplated hereby (other than the registration statement) have been executed and delivered by the parties thereto.

     As part of such restructuring, the Company is proposing that (i) the Escrow Agreements be terminated and all of the Escrow Fund (as defined in the Escrow Agreements) be paid over to the Holders in a proportionate amount based on the percentage of principal amount of the Notes surrendered by each Holder in partial redemption thereof in accordance with Article 9 of the Indenture, (ii) the Holders be issued Warrants to purchase shares of Common Stock of the Company (the "Warrants"), containing the terms described below, in a pro rata amount based on the percentage of the principal amount of the Notes outstanding on the date of issuance of the Warrants (and before giving effect to the partial redemption thereof contemplated in clause (i) of this paragraph) and (iii) the terms of the Notes and certain of the other Documents be amended as described below.

     ISSUANCE OF WARRANTS.
     --------------------
     The Warrants shall represent, in the aggregate, the right to purchase 1,640,952 shares of Common Stock, and shall be exercisable, at any time, in whole or in part, by the holder thereof after August 15, 1997, and prior to March 31, 2000 at an exercise price of $9.00 per share.

     The Company shall have the right to repurchase any outstanding Warrants, upon not less than 30 days' prior written notice to the Holders at a repurchase price of $.01 per warrant, only after (a) the earlier of (i) the issuance by United States District Court, Northern District of Alabama, Southern Division (or any successor court with jurisdiction over the Silicone Gel breast Implant Products Liability Litigation (MDL 926)), of a Final Order certifying the Company's Mandatory (non-"opt-out" Limited Fund) Class under Rule 23(b)(1)(B) of the Federal Rules of Civil Procedure or (ii) "Circling of the Class" with ninety-seven percent (97%) of the silicone breast implant litigation currently existing against the Company settled in whatever way is in the best interest of the Company; and (b) after the occurrence of the earlier of events described in clause (a) of this paragraph the closing volume weighted average trading price of the Common Stock as reported on the Bloomberg Nasdaq Market Reporting System, shall average $13.00 per share for 20 consecutive trading days. The giving of notice by the Company to the Holders to repurchase the Warrants as contemplated by this paragraph shall not affect the right of the Holders to exercise the Warrants prior to the repurchase date specified in such notice.

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     The Company (i) shall use its best efforts to register with the
     Commission on an appropriate form under the Securities Act, on or before March 22, 1997 (or cause an appropriate post-effective amendment to be made to an existing registered registration statement on or prior to such date), and use its best efforts to cause to become effective on or before May 31, 1997, such registration statement with respect to the Warrants and the aggregate amount of shares of Common Stock to be issued upon exercise of the Warrants and (ii) keep such registration statement effective for a period of time required for the disposition of such Warrants or Common Stock by the Holders. In the event such registration statement is not filed or declared effective on or prior to the applicable date set forth above, the exercise price of the Warrants shall be reduced by $.50 and, if such registration statement is not filed or declared effective within 45 days after the applicable date set forth above, the exercise price of the Warrants shall be reduced by an additional $.50 (and thereafter reduced by an additional $.50 for each subsequent period of 45 consecutive days that such filing and/or effectiveness does not occur). The Company shall use its best efforts to maintain a trading market for the Warrants upon the effectiveness of such registration statement. The Company acknowledges that its obligation to register the Warrants and Common Stock issuable upon exercise thereof shall not affect in any manner any of its other obligations to register securities under the Securities Act, including its obligations under the Indenture with respect to the registration under the Securities Act of the Common Stock issuable upon conversion of the Notes. To the extent necessary or appropriate, the Company agrees to use it best efforts to amend the Company's existing effective S-3 registration statement in order to register under the Securities Act all of the shares of Common Stock issuable upon conversion of the Notes (as the terms of such Notes are to be amended as described below) and keep such registration statement effective for a period of time required for the disposition of such Common Stock by the Holders. The Holders agree that they will not sell the Warrants until after August 15, 1997.

     AMENDMENT OF NOTES AND OTHER DOCUMENTS.
     --------------------------------------
     The conversion terms of the Notes not redeemed in connection with the payment of the Escrow Fund to the Holders as contemplated above shall be amended such that such Notes may be converted at any time, in whole or in part, by the Holders thereof into that number of shares of Common Stock obtained by dividing the principal amount of the Note or portion thereof to be converted by a conversion price equal to the lesser of (i) $8.00 per share, as adjusted from time to time as provided in the Indenture (as amended as contemplated below), and
     (ii) an amount equal to 85% of the closing volume weighted average trading price of the Common Stock as reported on the Bloomberg
     Nasdaq Market Reporting System for the 10 day period prior to delivery of a conversion notice to the Company by
     the applicable Holder; provided, however, that each Holder may only convert up to forty percent (40%) of the initial aggregate principal amount of Notes held by such Holder (after giving effect to the
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     partial redemption of Notes contemplated in connection with the payment of the Escrow Fund to the Holders as described above) in any 60-day period.

     The limitations with respect to conversion of the Notes contained in the immediately preceding sentence shall not be applicable to the extent that (i) a Holder owns Notes in an aggregate principal amount less than $100,000 (the "De Minimis Amount") and (ii) the De Minimis Amount did not result from a previous conversion made when such Holder owned Notes in excess of the De Minimis Amount.

     Section 10.5 of the Indenture shall be amended to include the full ratchet price protections with respect to the conversion price of the Notes not redeemed in connection with the payment of the Escrow Fund to the Holders.

     The Notes shall have (A) full rachet price protection, substantially in the form set forth in Appendix A, in the event shares of capital stock of the Company (i) are issued or sold by the Company (or shares of capital stock may be issued upon exercise of options, warrants, convertible securities or similar securities issued or sold after the date hereof) for $5.50 or less per share (subject to any appropriate proportionate adjustments as a result of the occurrence of certain events relating to the capital stock as contemplated herein) other than shares issued as part of a settlement of identified breast implant product litigation, or (ii) are issued or sold by the Company outside the United States in a transaction or series of transactions pursuant to Regulation S of the Securities Act of 1933, as amended (the "Securities Act"), or any successor regulation, and (B) other anti-dilutive adjustment features with respect to the number of shares of Common Stock of the Company.

     LETTER OF REPRESENTATIONS.
     -------------------------
     The Company shall also provide to the Holders in connection with the delivery of the Warrants and the effectiveness of the amendments contemplated above a Letter of Representations and warranties of the Company set forth in the Note Purchase Agreement, other than with respect to the representation in Section 2.18 of the Note Purchase Agreement with respect to the requirement that approximately
     $10 million of the proceeds from the issuance of the Notes be used for long-term capital investments and improvements.

     The Company agrees to provide the Holders as soon as possible after the date hereof, and in any event within 7 days of the date hereof, with drafts of all documents necessary to effect the transactions
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     contemplated hereby (including, without limitation, a form of Warrant, but excluding registration statement) and, after the terms of such documents have been approved by the Holders, to use its best efforts to cause the execution and delivery of all such documents within 10 days of the date hereof.

     This Agreement shall not constitute a waiver by the Holders of any default under any of the Documents; provided, however, that, upon the performance by the Company of all of its obligations hereunder in accordance with the provisions hereof, including the execution and delivery of all documents contemplated hereby, the Holders hereby agree to waive any default of Section 2.18 of the Note Purchase Agreement with respect to the requirement that approximately $10 Million of the proceeds from the issuance of the Notes be used for long-term capital investments and improvements. The undersigned Holders expressly retain and have the right to exercise all rights, powers and remedies granted to them under the Documents (including, without limitation, the Escrow Agreements), under applicable law and otherwise.

     If you are in agreement with the foregoing, please so indicate by signing two copies of this letter in the space set forth below and returning one of such copies to the undersigned, whereupon this letter shall constitute our binding agreement in accordance with the terms and provisions set forth above.

     Yours truly,


     INAMED CORPORATION            AGREED AND ACKNOWLEDGED
                                   THIS 28th DAY OF FEBRUARY, 1997

     /s/ Donald K. McGhan             SC FUNDAMENTAL VALUE BVI, LTD.
         ----------------
         Donald K. McGhan
         Chairman and President       By: /s/ Neil H. Koffler
                                         ---------------------------------

                                      Name: Neil H. Koffler
                                      Title:

                                      SC FUNDAMENTAL VALUE FUND, L.P.

                                      By:/s/ Neil H. Koffler
                                         -----------------------------------
                                      Name: Neil H. Koffler
                                      Title:

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                                                                  APPENDIX A
                                                                  -----------


                            ANTI-DILUTION PROVISIONS
                            ------------------------
     For purposes of this Appendix A, (i) Conversion Price shall refer to the amount of Common Stock issued in connection with a conversion of the Notes and (ii) Securities shall mean the Warrants or the Notes.

                         (i) In the event the Company shall, at any time or from time to time, issue or sell any shares of Common Stock (including treasury shares) (x) for consideration per share equal to $5.50 or less (subject to any appropriate proportionate adjustments as a result of the occurrence of certain events relating to the capital stock as contemplated in the Securities) or
                    (y) outside the United States in a transaction or series of transactions pursuant to Regulation S of the Securities Act or any successor regulation, then, forthwith upon such issue or sale, in the event the Conversion Price at such time is less than price paid or to be paid for such Common Stock pursuant to clause
                    (x) or (y), the Conversion Price for such Securities shall be reduced to a price equal to the consideration per share paid for such Common Stock. For purposes of this paragraph (i), the following provisions shall also be applicable:

                              (A)  In the event the Company shall, in any
                         manner, grant any right to subscribe for or to purchase, or any option for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being hereinafter referred to as "Convertible Securities"), whether or not such rights or options are immediately exercisable, and the minimum price per share for which Common Stock is issuable pursuant to such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect for the Securities immediately prior to the time of the granting of such rights or options, then for the purposes of determining the Conversion Price for such Securities,

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                         the Company shall be deemed to have issued shares
                         of Common Stock at such price per share as of the date of granting of such rights or options, and the adjustment of the Conversion Price required by this paragraph (i) shall be made as of the date of granting of such rights or options; provided,
                                                              --------
                         however, that no further adjustment of such
                         -------
                         Conversion Price shall be made upon the actual issue of Common Stock or Convertible Securities upon the exercise of such rights or options or upon the issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                              (B)  In the event the Company shall in any
                         manner issue or sell any Convertible Securities, whether or not the rights to convert or exchange thereunder are immediately exercisable, and the price per share for which shares of Common Stock are issuable upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any received or receivable by the Company in consideration of the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon conversion or exchange thereof by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect for the Securities immediately prior to the time of the issue or sale of such Convertible Securities, then for purposes of determining the Conversion Price for such Securities, the Company shall be deemed to have issued shares of Common Stock at such price per share as of the date of the issue or sale of such Convertible Securities, and the adjustment of the Conversion Price required by this paragraph (i) shall be made as of the date of the issue or sale of such Convertible Securities, provided, however,
                                                         --------  -------
                         that no further adjustment of such Conversion Price shall be made upon the actual conversion or exchange of such Convertible Securities.
                              (C)  In the event any shares of Common Stock
                         or Convertible Securities or any rights or options to purchase any such stock or securities shall be issued for cash, the consideration received therefor, less any out-of-pocket expenses incurred and any underwriting commissions or concessions paid or allowed by the Company in connection
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                         therewith, shall be deemed to be the amount of
                         consideration received by the Company therefor. The Board of Directors of the Company shall determine (irrespective of any treatment thereof on the books of account of the Company) the fair value of any consideration other than money received upon any such issue, and shall, in case any of the foregoing is issued with other stock, securities or assets of the Company determine what part of the consideration received therefor is applicable to the issue of the Common Stock, Convertible Securities or rights or options for the purchase thereof.


                         (ii) In the event that (A) there shall be any
                    decrease in the purchase price provided for in any right or option referred to in paragraph (i)(A) hereof or the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraph (i)(A) hereof or paragraph (i)(B) hereof, or (B) there shall be any increase in the rate at which any Convertible Securities referred to in paragraph (i)(A) hereof or paragraph (i)(B) hereof are convertible into or exchangeable for shares of Common Stock, the Conversion Price in effect at the time of such decrease or increase shall forthwith be reduced to the Conversion Price which would have been in effect at such time had such outstanding rights or options or Convertible Securities provided for such decreased purchase price or additional consideration or increased conversion rate, as the case may be, at the time initially granted, issued or sold.

                         (iii) Each adjustment in the Conversion Price shall be calculated to the nearest cent.



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